CNC ASSOCIATES, INC.
NOTIFICATION OF APPROVAL OF FINANCING

DATE: May 26, 2020

TO: CPS Technologies Corp.

CNC Associates, Inc. (CNCA) has approved your credit for the acquisition of **(1) Haas Vertical Machining Center, Model VF-1,** on the terms as outlined below, subject to the following conditions and requirements. The terms of this approval will expire 10 days from this date, unless you accept them and execute the necessary contract documents within that time.

W __ TRANSACTION TYPE: EQUIPMENT COST: $43,582.50

TRANSACTION TYPE:	EQUIPMENT COST:	$43,582.50
Conditional Sale Agreement		
Interest Rate: See Below	CAPITAL REDUCTION:	$4,358.25
No Prepayment Penalty	AMOUNT FINANCED:	$39,224.25

Terms (choose one):

- ____ **0.00%** - 12 payments at $3,268.69, 1st payment will be due **90** days after delivery of the equipment.
- ____ **0.00%** - 12 payments at $3,268.69, 1st payment will be due **30** days after delivery of the equipment.
- _X_ **1.90%** - 24 payments at $1,672.23, 1st payment will be due **90** days after delivery of the equipment.*
- ____ **1.90%** - 24 payments at $1,666.96, 1st payment will be due **30** days after delivery of the equipment.*
- ____ **2.90%** - 36 payments at $1,144.53, 1st payment will be due **90** days after delivery of the equipment.*
- ____ **2.90%** - 36 payments at $1,139.04, 1st payment will be due **30** days after delivery of the equipment.*

**References are to an implied interest rate under a conditional sales contract. Interest accrues from the date of machine delivery.*

DEALER: HFO, A Division of Trident Machine Tools

Doc Fee:	$300.00
Capital Reduction:	$4,358.25
Payable to Dealer:	**$4,658.25**

W __ EQUIPMENT DESCRIPTION: (1) Haas Vertical Machining Center, Model VF-1.

____ OTHER REQUIREMENTS:

- Personal Guaranty of: N/A
- State of Massachusetts Sales Tax Exemption Certificate (Documents will be provided by CNC Associates, Inc.)

*Costs of Documentation: Buyer shall pay at the time of signing the Conditional Sale Agreement, a non-refundable documentation fee of, $300.00, which is included with any advance payments set forth above.

Material Adverse Change: This credit approval arises from and was based on an application for credit you made and on any and all financial statements and/or representations submitted to CNCA by you, or at your request. Any subsequent adverse change in the financial status of the management, ownership, or guarantor of Buyer may void this approval.

Funding Conditions: Funding of this transaction is subject to: our receipt of the items listed under "Other Requirements", herein above, or the requirements listed in that section having been fulfilled; our acceptance of: the Conditional Sale Agreement and related documents.

Insurance: In addition to the above funding conditions, CNCA must receive evidence of property damage insurance for the replacement value of the equipment. The insurance must name "CNC Associates, Inc. and its Assigns" as Loss Payee for all risk physical damage. If proof of insurance is not supplied within 5 days after accepting the equipment, CNCA shall have the right to impose mandatory insurance, to be billed monthly at the rate of $1.00 per $1,000.00 of the equipment cost. Mandatory insurance will be billed until customer supplies CNCA with evidence of satisfactory insurance.

If there are any errors or discrepancies in the above conditions please call us immediately at (805) 278-8615. Thank you.

Ryan Guzik
Finance Administrator
CNC Associates, Inc

Accepted: CPS Technologies Corp.

By: [signature]
Chuck Griffith
CFO

Date: 5-27-2020

Please provide the following additional information in order to expedite the preparation of your documents:

1. Equipment Location Address: same as below
2. Name and Phone # of Business Landlord: Debbie Roach ; 434-982-4858
3. Your Landlord's Address: 2915 Riggory Ridge Charlottesville, VA 22911
4. Name and Phone # of Your Insurance Agent: Bob Muenzberg 508-347-6890

Please also verify your company name, address, phone and fax numbers we have on file for you and make any corrections necessary.

CPS Technologies Corp.
111 South Worcester Street
Norton, Massachusetts 02766
Phone Number: (508) 222-0614
Fax Number:

If billing address is different from above please fill address below:

Address: ____

City: ____ State: ____ Zip Code ____